Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

February 17, 2015

Citi Board Elects Peter Blair Henry to Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected Peter Blair Henry as a new independent director, with his service commencing July 1, 2015. Dr. Henry is the Dean of New York University’s Leonard N. Stern School of Business and an international economist who specializes in emerging economies.

“Peter’s expertise in the economics of emerging markets and his unique perspective that spans the public sector, academia and business make him a valuable addition to Citi,” said Citi Chairman Michael E. O’Neill. “We are pleased to have Peter join our Board of Directors, and know that Citi will benefit greatly from his insights.”

Dr. Henry assumed his role as Dean of NYU Stern in January 2010. He joined NYU from the Stanford University Graduate School of Business, where he served on the faculty from 1997 to 2009.

Dr. Henry holds a Doctor of Philosophy degree from the Massachusetts Institute of Technology, and received Bachelor of Arts degrees from the University of North Carolina at Chapel Hill and Oxford University, which he attended as a Rhodes Scholar.

Author of Turnaround: Third World Lessons for First World Growth, Dr. Henry is a fellow of the Brookings Institution and a member of the board of directors of the National Bureau of Economic Research, the Council on Foreign Relations, and the Economic Club of New York. Additionally, Dr. Henry is a member of the board of directors of Kraft Foods Group, Inc.

###

About Citi

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi |

YouTube:www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi |

LinkedIn: www.linkedin.com/company/citi

Media Contacts:	Jennifer Lowney	(212) 559-4114